Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of SU Group Holdings Limited on Amendment No.1 to Form F-1 (File No. 333-275705) of our report dated May 16, 2023, except for Note 13 and Note 20, as to which the date is June 30, 2023, with respect to our audits of the consolidated financial statements of SU Group Holdings Limited as of September 30, 2022 and 2021 and for the years ended September 30, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

December 8, 2023

NEW YORK OFFICE ·7 Penn Plaza · Suite 830 · New York, New York · 10001

Phone 646.442.4845 · Fax 646.349.5200 · www.marcumasia.com